As filed with the Securities and Exchange Commission on January 31, 2020
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
______________________________________
Accenture plc
(Exact name of registrant as specified in its charter)
______________________________________

Ireland	98-0627530
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
______________________________________
1 Grand Canal Square
Grand Canal Harbour
Dublin 2, Ireland
(353) (1) 646-2000
(Address, including zip code, of registrant’s principal executive offices)
______________________________________

Amended and Restated Accenture plc 2010 Share Incentive Plan
(Full title of the plan)
______________________________________
Joel Unruch, Esq.
Aaron Holmes, Esq.
Lilias Lee, Esq.
Accenture plc
161 N. Clark Street
Chicago, IL 60601
(312) 693-0161
(Name, address, including zip code, and telephone number, including area code, of agent for service)
______________________________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☐
Emerging Growth Company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Class A ordinary shares, par value US $0.0000225 per share	17,000,000	$206.35	$3,507,950,000	$455,331.91

(1)
Represents (i) 15,000,000 Class A ordinary shares being registered pursuant to the Amended and Restated Accenture plc 2010 Share Incentive Plan, as amended (the “SIP”) and (ii) 2,000,000 Class A ordinary shares that may become available for issuance under the SIP as a result of outstanding awards that are terminated, expire or are otherwise cancelled. For additional information, see explanatory note below. In addition to the Class A ordinary shares set forth in the table above, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminable number of additional Class A ordinary shares that may become issuable under the SIP to prevent dilution in the event of stock splits, stock dividends and other anti-dilution provisions.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of registration fee have been computed on the basis of the average high and low prices per share of the Class A ordinary shares reported on the New York Stock Exchange on January 27, 2020.

2

EXPLANATORY NOTE
On January 30, 2020, at the 2020 annual general meeting of shareholders of Accenture plc (the “Company”), the Company’s shareholders approved an amendment and restatement of the Amended and Restated Accenture plc 2010 Share Incentive Plan (the “SIP”). The SIP provides for grants of equity awards to designated employees, directors, consultants and other service providers of the Company and its affiliates. Among other things, the amended and restated SIP provided that the number of the Company’s Class A ordinary shares, par value $0.0000225 (the “Shares”), which may be granted under the SIP would be increased by 15,000,000 Shares in addition to the 99,000,000 Shares which were previously authorized for issuance under the SIP.
This Registration Statement on Form S-8 relates to (i) an additional 15,000,000 Shares authorized to be issued under the SIP and (ii) 2,000,000 Shares that may become available for issuance under the SIP as a result of outstanding awards that, in whole or in part, are terminated, expire or are otherwise cancelled.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information required in Part I of this Registration Statement is included in one or more prospectuses for the SIP that are not filed as part of this Registration Statement in accordance with Rule 428 of the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
The following documents filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference (excluding any information “furnished,” but not “filed” with the Commission) in this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2019.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarterly period ended November 30, 2019.

(c)	The Company’s Current Reports on Form 8-K filed on September 24, 2019, November 1, 2019, January 29, 2020 and January 30, 2020.

(d)
The Company’s Current Report on Form 8-K12B, filed September 1, 2009 with the Commission under Section 12(b) of the Exchange Act, including the description of the Company’s Class A ordinary shares contained therein, and the Current Reports of the Company on Form 8-K (under Items 5.03 and 9.01), filed on February 9, 2012, February 3, 2016 and February 7, 2018 and in Exhibit 4.1 to the Company’s Annual Report on Form 10-K filed on October 29, 2019.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than information furnished pursuant to Item 2.02 or 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein) after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.
Not applicable.

Item 5.	Interests of Named Experts and Counsel.
None.

Item 6.	Indemnification of Directors and Officers.
If an officer (within the meaning of Irish law, which includes the directors. the secretary and assistant secretaries) of an Irish company is found to have breached his or her fiduciary duties to that company, he or she may be held personally liable to the company in respect of that breach of duty. The Company’s articles of association contain indemnification and expense advancement provisions for persons who are not officers (within the meaning of Irish law) of the Company. The Company’s articles of association also confer a more limited indemnity on its officers (within the meaning of Irish law) for certain costs and discharge the liability of such officers where judgment is given in favor of any such officer in any civil or criminal action in respect of such costs or liability, or where an Irish court grants relief because any such officer acted honestly and reasonably and ought fairly to be excused. This restriction does not apply to executives or officers who are not officers (within the meaning of Irish law) of the Company. Any provision which seeks to indemnify an officer (within the meaning of Irish law) of an Irish company over and above this shall be void under Irish law, whether contained in its articles of association or any contract between such officer and the company.
Under Irish law, the Company may not exempt its officers (within the meaning of Irish law) from liability for negligence or a breach of duty. However, where a breach of duty has been established, such officers may be statutorily exempted by an Irish court from personal liability for negligence or breach of duty if, among other things, the court determines that they have acted honestly and reasonably, and that they may fairly be excused as a result.
In accordance with Irish law, the Company has taken out directors and officers liability insurance, as well as other types of insurance, for our directors and officers.
In addition, Accenture Inc. has entered into indemnification agreements with each of the Company’s directors providing for the indemnification of, and advancement of expenses to, these persons.

Item 7.	Exemption from Registration Claimed.
None.

Item 8.	Exhibits.
See exhibits listed under the Exhibit Index below.
Item 9.        Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dublin, Ireland, on January 31, 2020.

ACCENTURE PLC

By:	/s/ JOEL UNRUCH
Name:	Joel Unruch
Title:	General Counsel & Corporate Secretary

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Julie Sweet, KC McClure, Joel Unruch and Lilias Lee and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her in his or her name, place and stead, in any and all capacities, in connection with the Registration Statement, including to sign and file in the name and on behalf of the undersigned as director or officer of the Registrant (1) any and all amendments or supplements (including any and all stickers and post-effective amendments) to the Registration Statement, with all exhibits thereto, and other documents in connection therewith, and (2) any and all additional registration statements, and any and all amendments thereto, relating to the same offering of securities as those that are covered by the Registration Statement that are filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, with the Securities and Exchange Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirement of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ JULIE SWEET	Chief Executive Officer and Director	January 31, 2020
Julie Sweet	(principal executive officer)

/s/ KC MCCLURE	Chief Financial Officer	January 31, 2020
KC McClure	(principal financial officer)

/s/ RICHARD P. CLARK	Chief Accounting Officer	January 31, 2020
Richard P. Clark	(principal accounting officer)

/s/ DAVID P. ROWLAND	Executive Chairman of the Board	January 31, 2020
David P. Rowland	and Director

/s/ JAIME ARDILA	Director	January 31, 2020
Jaime Ardila

/s/ HERBERT HAINER	Director	January 31, 2020
Herbert Hainer

/s/ NANCY MCKINSTRY	Director	January 31, 2020
Nancy McKinstry

/s/ GILLES C. PÉLISSON	Director	January 31, 2020
Gilles C. Pélisson

/s/ PAULA A. PRICE	Director	January 31, 2020
Paula A. Price

/s/ VENKATA S.M. RENDUCHINTALA	Director	January 31, 2020
Venkata S.M. Renduchintala

/s/ ARUN SARIN	Director	January 31, 2020
Arun Sarin

/s/ FRANK K. TANG	Director	January 31, 2020
Frank K. Tang

/s/ TRACEY T. TRAVIS	Director	January 31, 2020
Tracey T. Travis

/s/ JOEL UNRUCH	Authorized Representative in the United States	January 31, 2020
Joel Unruch

EXHIBIT INDEX

Exhibit No.	Exhibit Description
4.1	Amended and Restated Accenture plc 2010 Share Incentive Plan (incorporated by reference to Exhibit 10.1 to Accenture plc’s 8-K filed on January 30, 2020)

4.2	Amended and Restated Memorandum and Articles of Association of Accenture plc (incorporated by reference to Exhibit 3.1 to Accenture plc’s 8-K filed on February 7, 2018)

4.3	Certificate of Incorporation of Accenture plc (incorporated by reference to Exhibit 3.2 to Accenture plc’s 8-K12B filed on September 1, 2009)

5.1	Opinion of Arthur Cox, Solicitors, as to the legality of the Class A ordinary shares being registered (filed herewith)

23.1	Consent of KPMG LLP (filed herewith)

23.2	Consent of Arthur Cox, Solicitors (included as part of Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)